EXHIBIT 8.1

FALK & SHAFF, LLP

ATTORNEYS AT LAW

18881 VON KARMAN AVENUE

SUITE 1400

IRVINE, CALIFORNIA 92612

TELEPHONE: (949) 660-7700

FACSIMILE: (949) 660-7799

June 29, 2004

NovaStar Financial, Inc.

8140 Ward Parkway

Suite 300

Kansas City, MO 64114

Re:	Registration Statement on Form S-8 relative to the
NovaStar Financial, Inc. 2004 Incentive Stock Plan

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8, dated June 29, 2004 (together with all exhibits thereto, the “Registration Statement”) being filed by NovaStar Financial, Inc. (the “Company”) with respect to its 2004 Incentive Stock Plan (the “Plan”). Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Plan.

We have acted as your special tax counsel in connection with the Registration Statement and Prospectus related thereto (the “Prospectus”), and have assisted in the preparation of the tax summary for the Prospectus. In formulating our opinions, we have reviewed (i) the Registration Statement and the Prospectus, (ii) the Plan and (iii) such resolutions, certificates, records, and other documents provided by the Company as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also reviewed the opinion of Tobin & Tobin, a professional corporation, dated on or about the date hereof, with respect to certain matters of Maryland law and the laws of the United States.

In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) the Plan will be administered in accordance with its terms; and (ii) there have been no changes in the applicable laws of the State of Maryland as they exist on the date of this letter. With respect to these assumptions, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some

NovaStar Financial, Inc.

June 29, 2004

circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

Our Opinion is based on existing law, including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures and administrative interpretations, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this Opinion. Moreover, relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform you of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This Opinion extends only to questions under the Code. We express no opinion with respect to any other law or the laws of any other jurisdiction.

Opinion: Based on the foregoing, we are of the opinion that although the discussion set forth under the caption “Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible Federal income tax consequences of the grant and exercise of Awards made under the Plan, such discussion constitutes an accurate summary of the Federal income tax considerations that are likely to be material to employees participating in the Plan.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, its stock or its employee compensation arrangements or under any law other than the Federal income tax laws. We are admitted to practice law in the State of California and our Opinion is limited to federal law.

Consent: We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to its incorporation by reference as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Falk & Shaff, LLP

FALK & SHAFF, LLP